  STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934
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CHEGG, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2024

Chegg, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36180	20-3237489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle
Santa Clara,	California	95054
(Address of principal executive offices)		(Zip Code)
(408) 855-5700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	CHGG	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition

On April 29, 2024, Chegg, Inc. (“Chegg”) issued a press release announcing its financial results for the quarter ended March 31, 2024. A copy of the press release is attached as Exhibit 99.01 to this Current Report on Form 8-K.

The information contained in this Item 2.02, including the press release attached as Exhibit 99.01 to this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.01 shall not be incorporated by reference into any registration statement or other document filed by Chegg with the Securities and Exchange Commission (“SEC”), whether made before or after the date of this Current Report on Form 8-K, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 24, 2024, the Board of Directors (the “Board”) of Chegg, Inc. (the “Company”) appointed Nathan Schultz as the President and Chief Executive Officer (“CEO”) of the Company, effective as of June 1, 2024 (the “Transition Date”), and as a Class I director of the Board, effective as of the Transition Date. In connection with Mr. Schultz’s appointment to the Board, the authorized size of the Board was increased from 10 to 11, also effective as of the Transition Date.

Effective as of the Transition Date, Dan Rosensweig, the Company’s President, CEO and Co-Chairperson of the Board, will resign from his positions as President and CEO and be appointed as the Company’s Executive Chair. Mr. Rosensweig and Richard Sarnoff will each continue to serve as a Co-Chairperson of the Board.

Prior to his appointment as CEO, Mr. Schultz served as the Company’s Chief Operating Officer since October 2022 and previously served as the President of Learning Services from December 2018 to October 2022, the Chief Learning Officer from June 2014 until December 2018, the Chief Content Officer from May 2012 until June 2014, the Vice President of Content Management from 2010 to May 2012 and the Director of Textbook Strategy from 2008 to 2010. Prior to joining the Company, Mr. Schultz served in various management positions at R.R. Bowker LLC, a provider of bibliographic information and management solutions; Monument Information Resource, a marketing intelligence resource acquired by R.R. Bowker; Pearson Education, an education publishing and assessment service; and Jones & Bartlett Learning LLC, a division of Ascend Learning Company and provider of education solutions. Mr. Schultz holds a B.A. in History from Elon University.

There is no arrangement or understanding between Mr. Schultz and any other persons pursuant to which he was selected as CEO or director. Mr. Schultz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Rosensweig Executive Chairman Agreement

In connection with his appointment as Executive Chairman, Mr. Rosensweig and the Company have entered into an Executive Chairman Agreement, dated April 24, 2024 (the “Executive Chairman Agreement”). The Executive Chairman Agreement provides for, among other things, (i) a base salary of $850,000, (ii) restricted stock units settleable for 281,250 shares of the Company’s common stock (the “Rosensweig RSU Award”) vesting over three (3) years, with 50% vesting after approximately one year and the remainder vesting in eight (8) equal quarterly installments thereafter, subject to Mr. Rosensweig’s continued service on the applicable vesting dates and (iii) performance-based restricted stock units settleable for 93,750 shares (at target level achievement) of the Company’s common stock (the “Rosensweig PSU Award”). The Rosensweig PSU Award will be allocated to a single tranche and will become earned and eligible to vest upon achievement of certain performance goals, as determined by the Compensation Committee of the Board and applicable to PSUs granted to other Company executives for 2024. The Rosensweig PSU Award will be subject to a total three-year time-based vesting period (to the extent earned), subject to Mr. Rosensweig’s continued service on the applicable vesting dates.

If Mr. Rosensweig is terminated without “cause” (as defined in the Executive Chairman Agreement) not in connection with a change in control, he will receive (a) payment of 12 months of his base salary, but, only if such termination occurs on prior to June 1, 2025, (b) payment of up to 18 months of COBRA premiums and (c) 100% acceleration of any time-based awards and 100% acceleration of any performance based awards to the extent performance has been satisfied.

If Mr. Rosensweig is terminated without cause or resigns for “good reason” (as defined in the Executive Chairman Agreement) in connection with a change in control, he will receive (a) payment of 12 months of his base salary, but only if such termination occurs on prior to June 1, 2025, (b) payment of up to 18 months of COBRA premiums and (c) 100% acceleration of any time-based awards and 100% acceleration of any performance-based awards based on target level achievement or actual achievement, if determinable upon a change in control (unless provided otherwise in the applicable performance award agreement).

In the event of Mr. Rosensweig ceases to serve as Executive Chair, but remains on the Board, and subsequently departs from the Board at the request of the Board or the CEO, other than due to circumstances constituting cause, Mr. Rosensweig’s time-based equity awards and performance-based awards (to the extent performance has been satisfied) shall become 100% vested. Additionally, in the event of a change in control when Mr. Rosensweig is a Board member, but is no longer serving as Executive Chairman, Mr. Rosensweig’s time-based awards shall become 100% vested. Mr. Rosensweig’s performance-based awards shall accelerate as to 100% based on target level achievement or actual achievement, if determinable upon a change in control (unless provided otherwise in the applicable performance award agreement).

The foregoing described severance and acceleration benefits are subject to Mr. Rosensweig’s delivery of an effective release of claims in favor of the Company.

The foregoing summary of the Executive Chairman Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Executive Chairman Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2024.

Schultz Employment Agreement

In connection with his appointment as CEO, Mr. Schultz and the Company have entered into an Employment Agreement, dated April 25, 2024 (the “Employment Agreement”). The Employment Agreement provides for, among other things, (i) a base salary of $1,000,000, (ii) restricted stock units settleable for 412,500 shares of the Company’s common stock (the “Schultz RSU Award”), which will vest over three (3) years, with 1/3 vesting after approximately one year and the remainder vesting in eight (8) equal quarterly installments thereafter, subject to Mr. Schultz’s continued service on the applicable vesting dates and (iii) performance-based restricted stock units settleable for 412,500 shares (at target level achievement) of the Company’s common stock (the “Schultz PSU Award”). The Schultz PSU Award will be allocated between two tranches and will become earned and eligible to vest upon achievement of certain performance goals, as determined by the Compensation Committee of the Board and applicable to PSUs granted to other Company executives for 2024. The Schultz PSU Award will be subject to a total three-year time-based vesting period (to the extent earned), subject to Mr. Schultz’s continued service on the applicable vesting dates.

If Mr. Schultz is terminated without “cause” or resigns for “good reason” (as such terms are defined in the Employment Agreement) not in connection with a change in control, he will receive (a) payment of 12 months of his base salary, (b) payment of up to 12 months of COBRA premiums and (c) acceleration of time-based awards and acceleration of performance based awards (to the extent performance has been satisfied) with respect to the number of shares that would have vested had he continued in employment for 12 additional months.

If Mr. Schultz is terminated without cause or resigns for good reason in connection with a change in control, he will receive (a) payment of 18 months of his base salary, (b) payment of his target cash bonus, if applicable, for the fiscal year in which the termination occurs (prorated for service during such fiscal year prior to termination), (c) payment of up to 18 months of COBRA premiums and (d) 100% acceleration of any time-based awards and 100% acceleration of any performance-based awards based on target level achievement or actual achievement, if determinable upon a change in control (unless provided otherwise in the applicable performance award agreement).

The foregoing described severance and acceleration benefits are subject to Mr. Schultz’s delivery of an effective release of claims in favor of the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2024.

A copy of the Company’s press release relating to this announcement is being furnished as Exhibit 99.02 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.01	Press release issued by Chegg, Inc., dated April 29, 2024 (Chegg Reports 2024 First Quarter Earnings)
99.02	Press release issued by Chegg, Inc., dated April 29, 2024 (Chegg Announces Appointment of Nathan Schultz as Chief Executive Officer)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEGG, INC.

By: /S/ DAVID LONGO
David Longo
Chief Financial Officer
Date: April 29, 2024